April 24, 2020

Joel Silva
Corporate Controller
CALAVO GROWERS INC
1141-A Cummings Road
Santa Paula, CA 93060

       Re: CALAVO GROWERS INC
           Form 10-K for the Fiscal Year Ended October 31, 2019
           Filed December 19, 2019
           Form 8-K Filed December 20, 2019
           File No. 000-33385

Dear Mr. Silva:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences